Exhibit 99.1

Jos. A. Bank Clothiers Reports Record Results; Earnings Rise 20%;
Sales Rise 11.6%; Company Re-affirms Fiscal Year 2003 Earnings
Guidance

    HAMPSTEAD, Md.--(BUSINESS WIRE)--May 20, 2003--Jos. A. Bank Clothiers, Inc. (Nasdaq:JOSB) announced earnings per share of $.30 for the first quarter of 2003 compared with earnings per share of $.25 in the first quarter of 2002- representing an increase of 20% and another record quarter for the Company when compared with the prior year. The first quarter 2003 results also exceed the consensus analyst estimates of $.28 per share.
    The Company also re-affirmed its previous earnings per share guidance of $1.75 to $1.85 for fiscal year 2003, compared with earnings per share of $1.55 in fiscal year 2002.
    "We are pleased to continue our trend of record earnings despite having to deal with a difficult retail environment that was negatively impacted by snowstorms early in the quarter, as well as the war in Iraq," said Robert N. Wildrick, Chief Executive Officer of Jos. A. Bank Clothiers, Inc. "Our fifteen new store openings in the first quarter are on track with our goal of opening approximately 50 stores this year and our plan to increase the chain to 500 stores by the end of 2007."
    As previously reported, total sales for the first quarter ended May 3, 2003 increased 11.6% to $62.3 million, compared with $55.8 million in the first quarter of 2002. Comparable store sales increased 0.6% while combined catalog and internet sales increased 15.7% in the first quarter of 2003.
    The fifteen new stores opened during the first quarter of 2003 included four stores in Florida, as well as the Company's first stores in California (two), Nevada (one) and West Virginia (one), with the remaining stores opened in existing markets.
    All earnings per share amounts discussed herein refer to diluted earnings per share.
    A conference call to discuss this earnings press release is scheduled for 10:00 a.m. Eastern Time (EDT) on May 20, 2003. To participate in the call please dial 800/230-1074 at least five minutes before 10:00 a.m. EDT. A replay of the conference call will be available until May 27, 2003 by dialing (USA) 800/475-6701 or (International) 320/365-3844. The access code for the replay will be 684126.
    Jos. A. Bank Clothiers, Inc., established in 1905, is one of the nation's leading retailers of men's classically-styled tailored and casual clothing, sportswear, footwear and accessories. The Company sells its full product line through 175 stores in 33 states and the District of Columbia, a nationwide catalog, and an e-commerce website that can be accessed at www.josbank.com The Company is headquartered in Hampstead, MD, and its common stock is listed on the Nasdaq National Market under the symbol "JOSB'.

    The Company's statements concerning future operations contained herein are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those forecast due to a variety of factors outside of the Company's control that can affect the Company's operating results, liquidity and financial condition such as risks associated with economic, weather, public health and other factors affecting consumer spending, the ability of the Company to finance its expansion plans, the mix and pricing of goods sold, the market price of key raw materials such as wool and cotton, availability of lease sites for new stores, the ability to source product from its global supplier base and other competitive factors. These cautionary statements qualify all of the forward-looking statements the Company makes herein. The Company cannot assure you that the results or developments anticipated by the Company will be realized or, even if substantially realized, that those results or developments will result in the expected consequences for the Company or affect the Company, its business or its operations in the way the Company expects. The Company cautions you not to place undue reliance on these forward-looking statements, which speak only as of their respective dates, and assumes no obligation to update any of the forward-looking statements. These and other risks are detailed in the Company's periodic filings with the Securities and Exchange Commission and should be carefully reviewed before making any investment decision.




             Jos. A. Bank Clothiers, Inc. and Subsidiaries
                 Consolidated Statements of Operations
               (in thousands, except earnings per share)

                                                 Three Months Ended
                                                  May 3,       May 4,
                                                  2003         2002
                                               ----------- -----------
                                               (unaudited) (unaudited)

Net sales                                        $ 62,272    $ 55,760
                                                  --------    --------
Costs and expenses:
    Cost of goods sold                             26,672      26,411
    General and administrative                      7,043       5,849
    Sales and marketing                            24,114      20,342
    Store opening costs                               366          27
                                                  --------    --------
                                                   58,195      52,629
                                                  --------    --------

Operating income                                    4,077       3,131

Interest expense, net                                 303         293
                                                  --------    --------

Income before provision for income taxes            3,774       2,838
Provision for income taxes                          1,600       1,107
                                                  --------    --------

    Net income                                   $  2,174    $  1,731
                                                  ========    ========

Earnings per share:
Net income:
    Basic                                        $   0.35    $   0.29
    Diluted                                      $   0.30    $   0.25
Weighted average shares outstanding:
    Basic                                           6,199       6,045
    Diluted                                         7,244       6,819


             Jos. A. Bank Clothiers, Inc. and Subsidiaries
                      Consolidated Balance Sheets
                            (In Thousands)

                                       May 3,     Feb. 1,     May 4,
                                        2003       2003        2002
                                     ----------- --------- -----------
                                     (unaudited) (audited) (unaudited)
        ASSETS
CURRENT ASSETS:
  Cash and cash equivalents              $  1,354  $  8,389  $  1,182
  Accounts receivable, net                  4,860     2,830     3,599
  Inventories, net                         96,558    78,256    63,938
  Prepaid expenses and other current
   assets                                   7,255     7,071     6,364
                                     ------------- --------- ---------
       Total current assets               110,027    96,546    75,083

  Property, plant and equipment, net       40,860    36,573    33,815
  Other noncurrent assets, net                857       874       949
                                     ------------- --------- ---------
       Total assets                      $151,744  $133,993  $109,847
                                     =============  ========  ========

        LIABILITIES AND STOCKHOLDERS'
         EQUITY

CURRENT LIABILITIES:
  Accounts payable                       $ 31,212  $ 29,373  $ 18,276
  Accrued expenses                         24,073    24,569    19,305
  Current portion of long-term debt         1,215     1,195       710
                                     ------------- --------- ---------
       Total current liabilities           56,500    55,137    38,291

NONCURRENT LIABILITIES:
  Long-term debt, net of current
   portion                                 23,421     9,324    12,528
  Deferred rent and other noncurrent
   liabilities                              3,935     3,884     3,094
                                     ------------- --------- ---------
       Total liabilities                   83,856    68,345    53,913
                                     ------------- --------- ---------

STOCKHOLDERS' EQUITY:
  Common stock                                 73        73        73
  Additional paid-in capital               59,025    59,005    58,507
  Retained earnings                        13,848    11,628     2,412
                                     ------------- --------- ---------
                                           72,946    70,706    60,992
  Less treasury stock                      (5,058)   (5,058)   (5,058)
                                     ------------- --------- ---------

    Total stockholders' equity             67,888    65,648    55,934
                                     ------------- --------- ---------
    Total liabilities and
     stockholders' equity                $151,744  $133,993  $109,847
                                     =============  ========  ========


    CONTACT: JoS. A. Bank Clothiers, Inc., Hampstead
             Robert N. Wildrick, CEO, 410/239-5711
             David E. Ullman, EVP/CFO, 410/239-5715
             or
             RJ Falkner and Company, Inc.
             Investor Relations Counsel
             Jerry Falkner, 800/377-9893
             info@rjfalkner.com
             E-commerce Address: www.josbank.com